UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 31, 2015

AMERICAN AXLE & MANUFACTURING
HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)
1-14303	38-3161171
(Commission File Number)	(IRS Employer Identification No.)
One Dauch Drive, Detroit, Michigan	48211-1198
(Address of Principal Executive Offices)	(Zip Code)

(313) 758-2000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

                                       Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - Corporate Governance and Management

Item 5.02 -- Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 30, 2015, the Board of Directors (the “Board”) of American Axle & Manufacturing Holdings, Inc. (the “Company” or “AAM”) approved the following executive officer appointments.

Effective August 1, 2015, Michael K. Simonte, 51, currently the Company’s Executive Vice President and Chief Financial Officer, will serve as President. Mr. Simonte will report to David C. Dauch, Chairman of AAM’s Board of Directors and Chief Executive Officer.

Mr. Simonte has been with AAM for nearly 17 years, most recently serving as Executive Vice President & Chief Financial Officer since December 2011. He previously served as Treasurer from September 2002. Mr. Simonte holds a bachelor of business administration degree from the University of Michigan. He also holds a CPA designation.

In connection with his appointment, Mr. Simonte entered into an employment agreement with the Company, effective August 1, 2015.  Mr. Simonte’s employment agreement provides for the following compensation and benefits: base salary at the annual rate of $640,000, subject to annual review and increase by the Compensation Committee in its sole discretion; participation in the AAM Annual Incentive Plan for Executive Officers (target opportunity of 100% of base salary); participation in the long-term incentive program for executive officers (target opportunity of 220% of base salary); and other specified benefits and perquisites.

The term of Mr. Simonte’s employment agreement continues through July 31, 2018 and may be automatically extended for successive one-year terms, unless either party gives 60 days’ prior written notice of an intent not to renew, and for two years upon a change in control (“CIC”).

Upon termination for cause or resignation without good reason, Mr. Simonte is entitled to receive only accrued and unpaid compensation. Participation in the Company’s benefit plans would cease upon termination.

If Mr. Simonte’s employment is terminated without cause or he resigns for good reason, in each case not in connection with a CIC, he is entitled to receive accrued and unpaid compensation and continued payment of base salary for two years following termination. He is also entitled to receive $30,000 of outplacement services and healthcare benefits for two years.

If his employment is terminated without cause or he resigns for good reason, in either case on or within two years following a CIC, he is entitled to receive accrued and unpaid compensation and continued payment of his annual base salary, annual bonus (based on the higher of his target bonus in the year of the CIC or the year of termination) and medical benefits for two years, as well as a pro rata bonus for the year of termination and outplacement services of $30,000.

This salary and benefit continuation is subject to Mr. Simonte’s compliance with confidentiality, non-competition, non-solicitation and intellectual property assignment covenants as well as his execution and non-revocation of a general waiver and release of claims. Certain severance payments are subject to recoupment or clawback.

If his employment terminates due to disability or death, Mr. Simonte will be entitled to accrued benefits under applicable benefit plans and programs.

The foregoing summary of the employment agreement with Mr. Simonte does not purport to be complete and is qualified in its entirety by reference to the agreement, which is attached as Exhibit 10.1 and incorporated herein by reference.

Effective August 1, 2015, Christopher J. May, 45, currently the Company’s Treasurer , will serve as Vice President & Chief Financial Officer. Mr. May will report to David C. Dauch, Chairman of AAM’s Board of Directors and Chief Executive Officer.

Mr. May has been with AAM for nearly 21 years. Since December 1, 2011, Mr. May has served as Treasurer and previously, from August 2008 through December 1, 2011, Assistant Treasurer. Mr. May holds a Masters of Business Administration degree from University of Detroit - Mercy, and a Bachelor of Science degree in Accounting from Canisius College. He also holds a CPA designation.

In connection with Mr. May’s appointment as Vice President & Chief Financial Officer, his base salary was increased to $350,000, his target annual incentive opportunity was increased to 60% of base salary and his target opportunity under the long-term incentive plan was increased to 80% of base salary.

SECTION 7 - Regulation FD

Item 7.01 Regulation Fair Disclosure

On July 31, 2015, the Company issued a press release regarding the appointments of Michael K. Simonte to President and Christopher J. May to Vice President & Chief Financial Officer, each effective August 1, 2015. A copy of the press release is furnished as Exhibit 99.1.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

10.1	Employment Agreement, effective as of August 1, 2015, by and between the Company and Michael K. Simonte.

99.1	Press release dated July 31, 2015.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

Date:	July 31, 2015	By:	/s/ David E. Barnes
David E. Barnes
General Counsel & Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Employment Agreement, effective as of August 1, 2015, by and between the Company and Michael K. Simonte.

99.1	Press release dated July 31, 2015.